EXHIBIT 10.2

$406,137.00	March 2, 2022

PROMISSORY NOTE

For good and valuable consideration the receipt of which is hereby acknowledged, Green Hygienics Holdings Inc. (“Maker“) hereby promises to pay to the order of Primordia, LLC (“Holder”) Four Hundred Six Thousand One Hundred Thirty-Seven Dollars ($406,137.00) with interest at the rate of four and 75/100th percent (4.75%) per annum on March 2, 2022.

All payments shall be made at 8301 E. 21st N., Suite 420, Wichita, Kansas 67206, or at such alternate address as Holder may provide to Maker.

In the event of default, the interest thereafter shall be the prime interest rate then in effect as published in the Wall Street Journal on that date or the next publication day if that is not a publication day (or a comparable rate if the Wall Street Journal shall cease to publish the prime rate) as it may change from time to time plus five percent (5%) per annum or the maximum rate allowed by law, whichever is less.

Any payment that is not paid within five (5) days from the date such payment is due shall be subject to a late charge equal to five percent (5%) of that payment.

This Note may be prepaid in whole or in part only with the consent of Holder.

Maker, and any endorser and any guarantor which now or may hereinafter endorse or guarantee this Note, hereby:

i) waive presentment, demand, notice of demand, protest, notice of protest and notice of nonpayment and any other notice required to be given under the law in connection with the delivery, acceptance, performance, default or enforcement of this Note or any endorsement thereof,

ii) consent to any and all delays, extensions, renewals or other modifications of this Note or waiver of any terms hereof or release or discharge by Holder of any obligor under this Note,

iii) consent to the release, substitution, or exchange of any security for the payment hereof or the failure to act on the part of Holder or any indulgence shown by Holder, from time to time in one or more instances, and

iv) agree that no such action, failure to act, or failure to exercise any right or remedy on the part of Holder shall in any way affect or impair the obligation of any obligor under this Note or be construed as a waiver by Holder of, or otherwise affect, any of Holder's rights hereunder or under any endorsement or guarantee of this Note.

If Maker fails to make any payment when due hereunder which failure continues without cure for five (5) days from the date of written notice from Holder to Maker or if Holder otherwise reasonably deems itself insecure, then Holder may declare the entire unpaid principal plus interest due hereunder immediately due and payable.

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Holder may transfer all or part of this Note and any transferee or subsequent transferee shall be entitled to all the rights and privileges of Holder under this Note. In the event Holder transfers a portion of this Note in one or more transactions, upon the request of Holder, Maker shall replace this Note with one or more notes in favor of the new Holder or Holders by name for the amount of the debt transferred and all other provisions of the replacement notes shall remain the same as this Note such that the total of all replacement notes is the same as the amount then outstanding of this Note and no other provisions are changed. This Note shall be cancelled and returned to Maker at that time upon execution and deliver of the replacement notes.

Holder shall be entitled to recover costs of collection of this Note and all costs of enforcing its provisions including reasonable attorney's fees and expenses.

This Note shall be construed in accordance with the laws of the state of California, and Imperial County, California, is deemed to be the place of execution and delivery. Maker expressly agrees that jurisdiction and venue for any and all legal proceedings filed in connection herewith shall lie non- exclusively in Imperial County, California.

Dated as of the 2 day of March, 2021.

Green Hygienics Holdings Inc.

By:	/s/ Ron Loudoun
Ron Loudoun, CEO

Attest:

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